Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Hertz Global Holding, Inc. 2021 Omnibus Incentive Plan of our reports dated February 26, 2026, with respect to the consolidated financial statements of Hertz Global Holdings, Inc. and the effectiveness of internal control over financial reporting of Hertz Global Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tampa, Florida

June 30, 2026